Appleton Reports Full Year 2011 Results

APPLETON, Wis., March 5, 2012 /PRNewswire/ --

  Full year net sales of $857.3 million up 0.9%; fourth quarter sales up 0.7%
  Full year net sales of thermal papers up 8.5%; fourth quarter sales up 8.6%
  Full year net sales for Encapsys® up 4.8%; shipments up approximately 7%
  Full year net sales of carbonless papers down 5.4%; fourth quarter sales down 2.5%
  Operating income up $11.1 million, excluding one-time items
  Generated $69 million of cash from operations
  Reduced net debt by $50.5 million

Appleton's 2011 net sales of $857.3 million increased 0.9% compared to 2010 net sales of $849.9 million. The positive impact of price increases initiated in response to escalating raw material costs, as well as Encapsys growth, offset the impact of lower shipment volumes in the paper business.

Appleton reported 2011 operating income of $36.1 million compared to $37.0 million during 2010. Current year operating income includes a $3.1 million charge for a litigation settlement while 2010 operating income included an environmental expense insurance recovery of $8.9 million. Excluding these items, year-over-year operating income is up $11.1 million. The improvement in 2011 reflects favorable price and mix and reduced manufacturing costs, which offset raw materials inflation, lower shipment volumes and demand- related production curtailments.

Company delivers solid performance and achieves objectives

Mark Richards, Appleton's chairman, president and chief executive officer, said the Company's performance in 2011 met four performance objectives: 1) improve profitability; 2) reduce working capital and generate cash; 3) reduce debt; 4) and improve liquidity. He said Appleton's improved profitability and earnings were achieved through improved manufacturing performance, increased efficiencies, and consistent financial discipline. The Company saw a $17.2 million year over year operating income improvement in its thermal papers segment, which more than offset the decline in carbonless papers.

Appleton reduced working capital by $23 million and generated $69 million of cash from operations. Improvements to earnings, working capital and cash flow helped Appleton meet two key financial objectives; reduce debt and improve liquidity. The Company reduced net debt by over $50 million during 2011 including the $18 million scheduled repayment of the remaining 8.125% Senior Notes in June. Appleton had approximately $71 million of available liquidity at the end of 2011, an increase of $25 million over the course of the year.

Richards said that fourth quarter 2011 market conditions proved to be as challenging as the Company had forecast. To match supply with demand, Appleton reduced paper production and inventory through a combination of machine slowdowns and temporary curtailments, especially at the West Carrollton mill. Those moves lowered fourth quarter earnings by $4.8 million, yet enabled Appleton to meet market needs while achieving financial objectives.

"The strong results we achieved in 2011 point to our ability to manage the needs of a mature business like carbonless while supporting our expanding segments like thermal and Encapsys," Richards said.

Fourth Quarter and Full Year Business Unit Results (dollars in thousands):
	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Carbonless Papers	$ 106,650	$ 109,343	$ 2,323	$ 6,778
Thermal Papers	92,729	85,348	3,711	395
Encapsys	10,795	14,732	710	3,942
Other (Unallocated)	--	--	(2,095)	(1,583)
Intersegment (a)	(4,550)	(5,201)	(773)	(800)
	$ 205,624	$ 204,222	$ 3,876	$ 8,732

	Net Sales for the		Operating Income (Loss) for the
	Year Ended		Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Carbonless Papers	$ 453,007	$ 479,058	$ 23,676	$ 30,474
Thermal Papers	370,832	341,776	14,975	(2,261)
Encapsys	54,733	52,250	11,448	10,075
Other (Unallocated)	--	--	(10,710)	2,296
Intersegment (a)	(21,243)	(23,200)	(3,280)	(3,545)
	$ 857,329	$ 849,884	$ 36,109	$ 37,039

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Carbonless Papers

Fourth quarter 2011 net sales were $106.7 million which was 2.5% lower than prior year. Carbonless papers net sales for 2011 were $453.0 million which was 5.4% lower than prior year. The impact of lower shipment volumes was partially offset by favorable pricing resulting from various price increases initiated since 2010 in response to rapidly rising raw material costs.

Fourth quarter 2011 operating income was $2.3 million compared to $6.8 million in the prior year quarter. Carbonless papers 2011 operating income of $23.7 million decreased $6.8 million during 2011. Operating income was lower due to costs associated with mill curtailments taken to match customer demand and reduce working capital. Margins also continue to be negatively impacted by ongoing inflation in raw material and utilities pricing.

Thermal Papers

Fourth quarter 2011 net sales were $92.7 million which was 8.6% higher than prior year. Thermal papers net sales for 2011 were $370.8 million which was 8.5% higher than 2010 net sales. Shipment volume was about 1% higher than last year. Improved pricing and product mix also contributed to the increase in net sales.

Fourth quarter 2011 operating income was $3.7 million compared to $0.4 million in the prior year quarter. Thermal papers 2011 operating income of $15.0 compared to a 2010 operating loss of $2.3 million. Improved pricing and product mix, as well as volume growth, more than offset increases in raw material costs.

Encapsys

As anticipated, fourth quarter 2011 net sales and operating income were both down from prior year. However, Encapsys total year 2011 net sales were $54.7 million which was 4.8% higher than 2010 net sales. Current year operating income of $11.4 million compared to 2010 operating income of $10.1 million. These increases were the result of increased shipment volumes of approximately 7%. Fourth quarter and full-year 2011 results for Encapsys include costs of $1.5 million for strategic consulting.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expenses. Fourth quarter 2011 costs increased $0.5 million. Total year 2011 costs increased $13.0 million from total year 2010. The current year includes a $3.1 million charge for a litigation settlement while the prior year included an environmental expense insurance recovery of $8.9 million.

Balance Sheet

At the end of 2011, the Company held cash balances totaling $7.2 million compared to cash balances of $3.8 million at year-end 2010. During 2011, the Company generated $68.7 million of cash from operations including a $23.4 million decrease in working capital. Appleton invested $15.8 million for capital projects, contributed $18.0 million to the pension fund and used $52.8 million of cash for debt reduction and other financing activities. During the year, Appleton received a $23.2 million net recovery from litigation initiated in 2007. The proceeds were used to pay down debt. At December 31, 2011, total debt decreased to $511.8 million compared to $558.8 million at year-end 2010. At year-end 2011, the Company had approximately $71 million of liquidity.

Outlook

On February 23, 2012, Appleton and Domtar Corporation announced a tentative agreement in which Domtar would supply Appleton with most of the uncoated base paper the Company needs to produce its thermal, carbonless, and other specialty paper products. The historic 15-year supply agreement would provide Appleton with reliable access to competitively-priced, high-quality base paper for all its paper segments and reduce the Company's exposure to unpredictable market costs for pulp and waste paper. Appleton would become more competitive with integrated paper companies. The proposed agreement would also enable Appleton to place greater focus on its core capabilities of coating formulations and applications.

The proposed supply agreement would result in a reduction of approximately 330 jobs at the West Carrollton paper mill. Appleton plans to continue thermal paper coating at the site, employing approximately 100 employees. Carbonless paper coating currently conducted at West Carrollton would be shifted to the Company's converting plant in Appleton, Wisconsin. The agreement is pending discussions with representatives of West Carrollton's Local 266 of the United Steelworkers.

"The proposed agreement affords Appleton a compelling opportunity to improve earnings, reduce working capital and increase cash flows." Richards said. He added that the cash freed up from reduced working capital investment is expected to pay for most of the anticipated shutdown costs associated with the West Carrollton papermaking operation. Should the agreement move forward, a non-cash write down of assets of approximately $80 million to $90 million would occur in the first quarter of 2012. Upon completion of the union discussions, paper sourcing from Domtar would begin to ramp up with most of the transition completed by fourth quarter of 2012.

Richards said increased demand for Appleton's market-leading thermal products and continued decline in demand for carbonless paper are expected to cause shipment volumes in the first quarter of 2012 to be flat compared to first quarter 2011. Encapsys volumes are expected to be negatively affected by customers' tighter inventory control and a lingering softness in worldwide demand for their products. Appleton expects the cost of raw materials it buys, especially chemicals and recycled fiber, will continue to rise during first quarter 2012. The Company will continue its intense focus on reducing waste, improving operational performance, increasing cash flow, and driving innovation.

Earnings release conference call

Appleton will host a conference call to discuss its 2011 results on Tuesday, March 6, 2012, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through March 13.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, and Pennsylvania, employs approximately 1,800 people and is 100% employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands)
	For the Three	For the Three
	Months Ended	Months Ended
	December 31, 2011	January 1, 2011

Net sales	$ 205,624	$ 204,222
Cost of sales	169,039	163,727

Gross profit	36,585	40,495

Selling, general and administrative expenses	32,709	32,529
Environmental expense insurance recovery	--	(766)

Operating income	3,876	8,732

Other expense (income)
Interest expense	14,385	15,802
Debt extinguishment expense, net	--	1,478
Interest income	(234)	(252)
Foreign exchange loss	858	268
Other loss (income)	311	(1,029)
Loss from continuing operations before income taxes	(11,444)	(7,535)

Provision for income taxes	216	86

Loss from continuing operations	(11,660)	(7,621)

Discontinued operations
Loss from discontinued operations, net of income taxes	--	(169)

Net loss	$ (11,660)	$ (7,790)

Other Financial Data:
Depreciation and amortization of intangible assets from continuing operations	$ 12,198	$ 12,404

Table 2 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands)
	For the	For the
	Year Ended	Year Ended
	December 31, 2011	January 1, 2011

Net sales	$ 857,329	$ 849,884
Cost of sales	687,524	684,488

Gross profit	169,805	165,396

Selling, general and administrative expenses	130,574	137,304
Environmental expense insurance recovery	--	(8,947)
Litigation settlement, net	3,122	--

Operating income	36,109	37,039

Other expense (income)
Interest expense	61,330	65,772
Debt extinguishment expense, net	--	7,010
Interest income	(355)	(327)
Recovery from litigation settlement, net	(23,229)	--
Foreign exchange loss	1,136	600
Other income	(1,238)	(1,029)
Loss from continuing operations before income taxes	(1,535)	(34,987)

Provision for income taxes	577	176

Loss from continuing operations	(2,112)	(35,163)

Discontinued operations
Income from discontinued operations, net of income taxes	--	3,499

Net loss	$ (2,112)	$ (31,664)

Other Financial Data:
Depreciation and amortization of intangible assets from continuing operations	$ 48,616	$ 49,780

Table 3
Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2011	January 1, 2011

Cash and cash equivalents	$ 7,241	$ 3,772
Accounts receivable	90,339	93,374
Inventories	102,527	110,032
Other current assets	54,724	41,992
Total current assets	254,831	249,170

Property, plant and equipment, net	324,665	354,601

Other long-term assets	62,422	73,228

Total assets	$ 641,918	$ 676,999

Accounts payable	$ 51,766	$ 48,651
Other current liabilities	95,311	84,776
Total current liabilities	147,077	133,427

Long-term debt	510,533	540,131

Other long-term liabilities	174,245	139,432
Total equity	(189,937)	(135,991)

Total liabilities & equity	$ 641,918	$ 676,999

CONTACT: Bill Van Den Brandt, Manager, Corporate Communications of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com